Exhibit 4.1

SUN HYDRAULICS CORPORATION

2011 EQUITY INCENTIVE PLAN

SUMMARY OF PLAN.

•	The purpose of the Equity Incentive Plan is to promote the Corporation’s growth and profitability by

•	providing participants additional incentives to achieve long-term corporate objectives,

•	helping attract and retain officers, employees and directors of outstanding competence, and

•	providing such individuals the opportunity to acquire direct or indirect equity interests in the Corporation.

•	The Board of Directors will administer the Plan and may delegate that responsibility to the Compensation Committee or other Board committee that meets specified independence criteria.

•	Officers, employees and directors of the Corporation and its subsidiaries are eligible to participate in the Plan.

•	Awards may be made in shares of restricted or unrestricted common stock of the Corporation, or as stock appreciation rights, restricted stock units or other equity-based units.

•	No more than 1,000,000 shares or other equity units may be awarded under the Plan, and no individual may be granted more than 100,000 shares or units during any one year.

•	Awards will be evidenced by a Grant Agreement setting forth the terms of the award, including any conditions on vesting, transfer, forfeiture or other incidents of ownership established by the Board.

•

The Board may accelerate vesting or exercise dates, pay cash in exchange for cancellation of outstanding awards or may other adjustments or amendments in the event of a pending change of control of the Corporation or in other circumstances.

•	No awards may be granted after September 9, 2021.

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The Plan must be approved by the Corporation’s shareholders at the 2012 Annual Meeting. All Awards granted under the Plan prior to the 2012 Annual Meeting are subject to approval of the Plan by the shareholders at that meeting.

I. PURPOSE.

The purpose of this Sun Hydraulics Corporation 2011 Equity Incentive Plan is to promote the growth and profitability of Sun Hydraulics Corporation (the “Corporation”) by (i) providing officers, employees and directors of the Corporation and of its subsidiaries with additional incentives to achieve long-term corporate objectives, (ii) assisting the Corporation and its subsidiaries in attracting and retaining officers, employees and directors of outstanding competence, and (iii) providing such officers, employees and directors with an opportunity to acquire an equity interest (direct or indirect) in the Corporation.

The Plan has been approved by the Corporation’s Board on September 9, 2011, and the Plan is subject to approval by the shareholders of the Corporation at the Corporation’s 2012 Annual Meeting of Shareholders. All Awards granted under this Plan prior to the date of the 2012 Annual Meeting shall be expressly subject to approval of the Plan by the shareholders at that Annual Meeting.

II. DEFINITIONS.

The following terms shall have the meanings shown:

2.1 “Award” shall mean a grant of Restricted Shares, Restricted Stock Units, Stock Appreciation Rights, or any other stock-based compensation awarded under this Plan.

2.2 “Board” means the Board of Directors of the Corporation.

2.3 “Change of Control” means the occurrence of any of the following events:

(a) any person becomes, after the effective date of this Plan, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities in a transaction that qualifies as a “change in ownership” or “change in effective control” under Treasury Regulation Section 1.409A-3(i)(5);

(b) individuals who constitute the Board on the effective date of the Plan cease, for any reason, to constitute at least a majority of the Board in a manner that qualifies as a “change in effective control” under Treasury Regulation Section 1.409A-3(i)(5), provided, however, that any person becoming a director subsequent to the effective date of the Plan who was nominated for election by at least 66-2/3% of the Board as constituted on the effective date of the Plan (other than the nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, relating to the election of the Board, as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered a member of the Board as constituted on the effective date of the Plan; or

(c) The consummation of a merger or consolidation of the Corporation, other than a merger or consolidation in which the Shareholders of the Corporation immediately prior to the merger or the consolidation continue to hold (either directly or indirectly) at least 51% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity; or

(d) a sale of substantially all of the assets of the Corporation to one or more unrelated businesses (other than to a corporation more than 50% of which is controlled by, or under common control with, the Corporation) in a transaction that qualifies as a “change in ownership of a substantial portion of assets” under Treasury Regulation Section 1.409A-3(i)(5)(vii), or an agreement to liquidate or dissolve the Corporation.

2.4 “Code” means the Internal Revenue Code of 1986, as the same shall be amended from time to time.

2.5 “Common Stock” means the common stock, par value $.001 per share, of the Corporation, except as provided in Section 6.2 of the Plan.

2.6 “Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code, Treasury Regulation Section 1.162-27 or any successor thereto.

2.7 “Date of Grant” means the date specified by the Board on which an Award shall become effective, which shall not be earlier than the date on which the Board takes action with respect thereto.

2.8 “Fair Market Value” means the last sale price of the Common Stock as reported on the NASDAQ National Market (or any other exchange or quotation system, if applicable) on the date specified; or if no sales occurred on such day, at the last sale price reported for the Common Stock; but if there should be any material alteration in the present system of reporting sales prices of such Common Stock, or if such Common Stock should no longer be listed on the NASDAQ National Market (or other exchange or quotation system), or if the last sale price reported shall be on a date more than 30 days from the date in question, the market value of the Common Stock as of a particular date shall be determined in such a method as shall be specified by the Board.

2.9 “Grant Agreement” means a written agreement between the Corporation and a Participant who has been granted an Award under this Plan.

2.10 “Non-employee Director” means a member of the Board who is not an employee of the Corporation or any Subsidiary.

2.11 “Participant” means any officer, employee or director of the Corporation or a Subsidiary who has been granted an Award under this Plan.

2.12 “Plan” means this Sun Hydraulics Corporation 2011 Equity Incentive Plan, as the same may be amended from time to time.

2.13 “Restriction Period” means a period of time beginning on the date of an Award of Restricted Shares and ending on such date as shall be determined by the Board pursuant to Section 6.3 hereof with respect to such Award.

2.14 “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Subsidiary” means any corporation (or any similar entity organized under foreign law) which, on the date of determination, qualifies as a subsidiary corporation of the Corporation under Section 425(f) of the Code.

III. ELIGIBILITY.

3.1 Participation. The Board may grant Awards under this Plan to any officer or employee of the Corporation or of any Subsidiary of the Corporation. In granting such Awards and determining their form and amount, the Board shall give consideration to the functions and responsibilities of the individual, his or her potential contributions to profitability and sound growth of the Corporation and such other factors as the Board may, in its discretion, deem relevant.

3.2 Directors. Members of the Board who are officers or employees of the Corporation or of a Subsidiary shall be eligible for Awards under this Plan on the same terms as other officers or employees. Other members of the Board of the Corporation or of any Subsidiary of the Corporation shall be eligible for Awards, except to such extent as may otherwise be established by the Board and the Board’s policies on compensation of Non-Employee Directors.

IV. AWARDS AVAILABLE UNDER THE PLAN.

The Board may, in its discretion, grant the following types of Awards under the Plan on a stand alone, combination or tandem basis:

(a) Stock Appreciation Rights. A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised over the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted, payable in shares of Common Stock, in cash or a combination of Common Stock and cash, in accordance with the terms of the Award.

(b) Restricted Share Awards. A transfer of shares of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, and to such risks of forfeiture for such periods of time as the Board may determine.

(c) Stock Awards. An unrestricted transfer of ownership of shares of Common Stock.

(d) Restricted Stock Unit. A right to receive shares of Common Stock at a future date, subject to the satisfaction of such conditions as may be established by the Board and set forth in the Participant’s Grant Agreement.

(e) Dividend or Dividend Equivalent Right. A right to receive dividends or their equivalent in value, equal to the amount of the dividend actually paid with respect to one share of Common Stock, which shall be payable in Common Stock, cash or in a combination of Common Stock and cash with respect to any new or previously existing Award, as the Committee shall determine.

(f) Other Stock Awards. Other Stock Awards which are related to or serve a similar function to those Awards set forth in this Article IV.

Each Award shall be evidenced by a Grant Agreement in such form and containing such terms and conditions not inconsistent with the provisions of the Plan as the Board from time to time shall approve.

V. RESTRICTED SHARE AWARDS.

5.1 Restricted Share Awards and Certificates. The Board may, in its discretion, award Restricted Shares to any officer, employee or director of the Corporation or a Subsidiary, subject to the following express terms and conditions, and to such other terms and conditions, not inconsistent with the terms of this Plan. The Board shall determine the price, if any, to be paid by the Participant for the Restricted Shares. Upon the execution of the Grant Agreement by the Participant, and the payment of the purchase price for the Restricted Shares set forth therein, if any, the Board shall cause the Corporation to issue the Restricted Shares in book entry form or by issuing a certificate or certificates for such Restricted Shares, in either case registered in the name of the Participant. During the Restriction Period (as defined in Section 5.3(a)), book entries for the Restricted Shares shall bear a notation and certificates representing the Restricted Shares shall bear a restrictive legend, to the effect that ownership of the Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Grant Agreement. Any securities issued as stock dividends during the Restriction Period with respect to such Restricted Shares shall bear a restrictive notation or legend, as applicable. If stock certificates are issued, such certificates shall be deposited with the Corporation, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Corporation of all or any portion of the Restricted Shares that shall be forfeited or that shall not become vested in accordance with the Plan and the applicable Grant Agreement.

5.2 Rights as a Shareholder. A Participant granted an Award of Restricted Shares shall not be deemed to have become a shareholder of the Corporation, or to have any rights with respect to such Restricted Shares, until and unless such Participant shall have executed a Grant Agreement evidencing the Award and delivered a fully executed copy thereof to the Corporation and otherwise complied with the then applicable terms and conditions of such Award, including, but not limited to the payment of all cash consideration, if any. Thereafter, the Restricted Shares shall constitute issued and outstanding shares of Common Stock for all corporate purposes and, except as provided below and in Section 5.3, the Participant shall have with respect to the Restricted Shares all of the rights of a shareholder of the Corporation, including the right to vote such Restricted Shares, to receive and retain all regular cash dividends paid or distributed on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Shares, with the exception that (i) the Participant will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and all other vesting requirements, if any, with respect thereto shall have been fulfilled; (ii) the Corporation will retain custody of any stock certificate or certificates issued for the Restricted Shares during the Restriction Period; (iii) other than regular cash dividends and such other distributions as the Board may in its sole discretion designate, the Corporation will retain custody of all distributions made or declared with respect to the Restricted Shares (and such retained dividends will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such retained dividends shall have been made, paid or declared shall have become vested, and such retained dividends shall not bear interest or be segregated in separate accounts; (iv) the Participant may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares during the Restriction Period; and (v) a breach of any restrictions, terms or conditions provided in the Plan or established by the Board with respect to any Restricted Shares will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

5.3 Restrictions and Forfeitures. Restricted Shares awarded to a Participant pursuant to this Article VI shall be subject to the following restrictions and conditions:

(a) During such Restriction Period, if any, as may be set by the Board, in its discretion, the Participant will not be permitted to sell, transfer, pledge or assign the Restricted Shares awarded to him or her. The Board may prescribe such restrictions, terms and conditions applicable to the vesting of such Restricted Shares during the Restricted Period, in addition to those provided in this Plan, and may provide for the lapse of such restrictions in installments, as it deems appropriate.

(b) Subject to the provisions of Section 5.3(c), upon termination of the Participant’s employment during the Restriction Period under such circumstances and upon such terms and conditions as shall be determined by the Board and set forth in the applicable Grant Agreement, all Restricted Shares with respect to which the restrictions have not yet expired shall be forfeited to the Corporation or repurchased by the Corporation.

(c) In the event of a Participant’s retirement, permanent total disability, or death, or in cases of special circumstances, the Board may, in its sole discretion, when it finds that a waiver would be in the best interests of the Corporation, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Shares.

(d) Any attempt to dispose of Restricted Shares in a manner contrary to the restrictions set forth herein shall be ineffective.

5.4 Completion of Restriction Period. Upon the completion of the Restriction Period, if any of the applicable restrictions, terms and conditions for vesting of all or part of the Restricted Shares, shall not have been satisfied in accordance with the terms of the applicable Grant Agreement, the unvested Restricted Shares (and any retained dividends with respect thereto) shall be forfeited by the Participant to the Corporation and the Participant shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares (and retained dividends, if any).

VI. STOCK APPRECIATION RIGHTS AND OTHER STOCK AWARDS

6.1 Stock Appreciation Rights. The Board may, in its discretion, grant one or more Participants Stock Appreciation Rights either (a) in connection with stock options granted to the Participant under any stock plan of the Corporation (“Tandem SAR”), (b) in connection with all or part of any Award granted under the Plan or at any subsequent time during the term of such award, or (c) without regard to any stock option or other award.

Tandem SARs shall entitle the Participant holding the related stock option, upon exercise, in whole or in part, of the SARs, to receive payment in the amount and form determined pursuant to Section 6.1(c) below. Tandem SARs may be exercised only to the extent that the related stock option has not been exercised. The exercise of Tandem SARs shall result in a pro rata surrender of the related stock option to the extent that the Tandem SARs have been exercised.

The grant of SARs to a Participant shall be evidenced either by a separate Grant Agreement or by including provisions with respect to such SARs in the Grant Agreement for the Participant’s stock option in a form approved by the Board. Such SARs shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the terms of the Plan, which the Board may deem appropriate.

(a) Tandem SARs related to a stock option shall be exercisable at such time or times and to the extent, but only to the extent, that the stock option to which they relate shall be exercisable.

(b) SARs (and any stock option related thereto) shall in no event be exercisable before the expiration of one year from the Date of Grant, except as may be set forth in the Participant’s Grant Agreement, including, without limitation, with respect to retirement after age 65, disability or death of a Participant, or a Change in Control. SARs shall be exercisable for such period as the Board shall determine, but for not more than ten years from the Date of Grant thereof.

(c) Upon exercise of SARs, the Participant shall be entitled to receive an amount equal in value to the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the Exercise Price of the SAR on the Date of Grant, or in the case of a Tandem SAR, the Exercise Price of the related stock option, multiplied by the number of shares in respect of which the SARs shall have been exercised. Such amount shall be paid in the form of cash, shares of Common Stock, other property, or any combination thereof, as determined by the Board.

(d) In no event shall a SAR be exercisable at a time when the Exercise Price of the underlying stock option is greater than the Fair Market Value of the shares subject to the related stock option.

(e) The exercise price of a SAR shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

6.2 Other Stock Awards. The Board may, in its discretion, grant awards of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock Awards”) to Participants, either alone or in addition to other awards granted under the Plan. Other Stock Awards shall be paid only in shares of Common Stock. Subject to the provisions of the Plan, the Board shall have sole and complete discretion to determine the individuals to whom and the time or times at which such Other Stock Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Other Stock Awards, and all other conditions of the Other Stock Awards.

VII. CHANGE IN CONTROL TRANSACTIONS.

In the event of a pending Change in Control, the Board may, in its sole discretion, take any one or more of the following actions with respect to any one or more Participants:

(a) Accelerate the exercise dates or vesting dates of any outstanding Awards;

(b) Make outstanding Restricted Shares, Restricted Stock Units, Stock Appreciation Rights or Other Stock Awards fully vested and exercisable;

(c) Grant a cash bonus award to any of the holders of outstanding Awards;

(d) Pay cash to any or all Participants in exchange for the cancellation of their outstanding Awards; or

(e) Make any other adjustments or amendments to the Plan and outstanding Awards.

If the Common Stock is registered under the Securities Exchange Act of 1934, any such action with respect to any named executive officer of the Corporation or other Covered Employee shall be effective only if it is approved by the Compensation Committee and the Committee is comprised exclusively of outside directors within the meaning of section 162(m) of the Code

In exercising its authority under this Section VII, the Board or Compensation Committee shall have no duty to apply any action taken under this Section uniformly to all Participants, and may choose, in its sole discretion, whether or not the Awards granted to any particular Participant will be affected (subject to any pre-existing provisions in the Participant’s Grant Agreement or employment agreement with the Corporation requiring accelerated vesting upon a Change in Control).

VIII. LIMITATION ON SHARES OF COMMON STOCK.

8.1 Aggregate Limitation on Shares Available Under Plan.

(a) Shares of Common Stock which may be issued pursuant to Awards granted under the Plan may be either authorized and unissued shares of Common Stock or Common Stock held by the Corporation as treasury stock. The number of shares of Common Stock reserved for issuance under this Plan shall not exceed 1,000,000 shares of Common Stock, subject to such adjustments as may be made pursuant to Section 8.2.

(b) To the extent that shares of Common Stock subject to an outstanding Award are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration while unexercised of such Award, by reason of the tendering or withholding of shares (by either actual delivery or by attestation) to pay all or a portion of the purchase price or to satisfy all or a portion of the tax withholding obligations relating to such an Award under the Plan, by reason of being settled in cash in lieu of Common Stock or settled in a manner such that some or all of the shares covered by the Award are not issued to a Participant, then such shares shall immediately again be available for issuance under the Plan.

(c) The Board may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate.

8.2 Adjustments of Stock. In the event of any change or changes in the outstanding Common Stock of the Corporation by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the Board shall adjust the number of shares of Common Stock which may be issued under this Plan and make any and all other adjustments deemed appropriate by the Board in such manner as the Board determine to be appropriate to prevent substantial dilution or enlargement of the rights granted to the Participants.

8.3 Limitation on Grants to Individual Participants. Subject to adjustment pursuant to Section 8.2, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan to any single Participant during any one calendar year shall be 100,000 shares; provided, any Awards or portion of Awards that are cancelled or repriced shall continue to be counted in determining such maximum aggregate number of shares of Common Stock that may be granted to any single Participant. If a Stock Appreciation Rights Award is granted in tandem with a stock option, such that the exercise of the stock option with respect to a share of Common Stock cancels the tandem Stock Appreciation Right with respect to such share, the tandem stock option and Stock Appreciation Right Award with respect to each share of Common Stock shall be counted as covering but one share of Common Stock for purposes of applying the limitations of this Section 8.3.

IX. MISCELLANEOUS.

9.1 General Restriction. Any Award granted under this Plan shall be subject to the requirement that, if at any time the Board shall determine that any registration of the shares of Common Stock, or any consent or approval of any governmental body, or any other agreement or consent, is necessary as a condition of the granting of an Award, or the issuance of Common Stock in satisfaction thereof, such Common Stock will not be issued or delivered until such requirement is satisfied in a manner acceptable to the Board.

9.2 Withholding Taxes.

(a) The Corporation shall have the right to require participating employees to remit to the Corporation an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any shares of Common Stock pursuant to Awards under the Plan.

(b) The Corporation shall have the right to withhold from payments made in cash to a Participant under the terms of the Plan, an amount sufficient to satisfy any federal, state and local withholding tax requirements imposed with respect to such cash payments.

(c) Amounts to which the Corporation is entitled pursuant to Section 10.2(a) or (b), may be, at the election of the Participant and with the approval of the Board, either (i) paid in cash, or (ii) withheld from the Participant’s salary or other compensation payable by the Corporation, including cash payments made under this Plan.

(d) At the discretion of the Board, the Corporation may instead make a loan to the Participant in an amount not to exceed the grossed up amount of any Federal and state taxes payable in connection with the vesting of an Award, or the delivery of shares under the Award, for the purpose of assisting such Participant to pay the payroll taxes associated with the Award. Any such loan may be secured by the shares of Common Stock issued to the Participant or other collateral deemed adequate by the Board and will comply in all respects with all applicable laws and regulations. The Board may adopt policies regarding eligibility for such loans, the maximum amounts thereof and any terms and conditions not specified in the Plan upon which such loans will be made. In no event shall such a loan be made to any named executive officer, nor shall the interest rate be lower than the minimum rate at which the Internal Revenue Service would not impute additional taxable income to the Participant.

9.3 Payments by Participants. The Board may determine that any payment which may be due from a Participant pursuant to the terms of an Award under this Plan may be payable: (i) via personal check, bank draft, money order, certified check, or cashier’s check payable to the order of the Corporation or by money transfers or direct account debits; (ii) a copy of irrevocable instructions to a broker to promptly deliver to the Corporation the amount of proceeds from a sale of shares equal to the exercise price or other payment, or (iii) such other method of payment as may be expressly approved by the Board. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms; provided, such payment pursuant to clause (iii) shall be subject to compliance with Federal Reserve Board Regulation T, federal and state securities laws and trading policies established by the Corporation and applicable to the Participant.

9.4 No Right to Employment. Nothing in this Plan or in any Grant Agreement entered into pursuant to it shall confer upon any Participant the right to continue in the employment of the Corporation or affect any right which the Corporation may have to terminate the employment of such Participant.

9.5 Non-Uniform Determinations. The Compensation Committee’s determinations under this Plan (including without limitation its determinations of the persons to receive Awards, the form, amount and timing of such Awards and the terms and provisions of such Awards) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under this Plan, whether or not such Participants are similarly situated.

9.6 Fractional Shares. The Corporation shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board or Compensation Committee may provide for the elimination of fractions or for the settlement thereof in cash.

9.7 Compliance with Code Section 409A. To the extent that any Awards of stock options, Stock Appreciation Rights or Restricted Shares might otherwise be treated as deferred compensation subject to the requirements of Code Section 409A, it is intended that such Awards shall be interpreted and administered in a manner consistent with the requirements to qualify for the exemptions for stock rights under Treasury Regulation Section 1.409A-1(b)(5). To the extent any other Awards under the Plan are subject to the requirements of Code Section 409A and cannot qualify as “stock right” exempt from Code Section 409A, it is intended that such Awards shall be construed and administered, to the fullest extent possible, to be in compliance with Code Section 409A.

9.8 Transferability of Awards. Except as provided below, and except as otherwise authorized by the Board in the Participant’s Grant Agreement, no Award and no shares of Common Stock subject to Awards that have not been issued or as to which any applicable restriction has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and such award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, the Board may, in its discretion, permit a Participant to transfer all or a portion of his or her stock options to members of his or her immediate family, to trusts established for the benefit of members of his or her immediate family, or to family limited partnerships in which the Participant and immediate family members are the only partners, provided that the Participant may receive no consideration for such transfers, and that such transferred award shall be subject to all of the terms and conditions of the Plan and the Grant Agreement relating to the transferred award.

X. ADMINISTRATION.

10.1 The Plan shall be administered by the Board. Notwithstanding the preceding sentence, the Board may delegate its authority under this Plan to the Compensation Committee or to any other Committee of the Board consisting of at least two Board members who each qualify as (i) a “non-employee director” within the meaning of Rule 16b-3, (ii) an “outside director” within the meaning of Section 162(m) of the Code and the regulations thereunder (or any successor law or regulation), and (iii) an “independent director” as such term is defined or used by the rules of the NASDAQ Stock Market or any other exchange on which Common Stock is listed. The members of any such Committee shall serve at the pleasure of the Board.

10.2 Except as provided in Section 3.2, the Board shall have the authority, in its sole discretion, from time to time:

(a) to grant Awards to officers, employees and directors of the Corporation and of Subsidiaries of the Corporation, as provided for in this Plan;

(b) to prescribe such limitations, restrictions and conditions upon any such Awards as the Board shall deem appropriate;

(c) to accelerate the vesting of Restricted Shares or other Awards, as it may deem appropriate;

(d) to amend the relevant Grant Agreements with the consent of the affected Participants, including amending such agreements to amend vesting schedules, as it may deem to be desirable; and

(e) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and to take all other action necessary or advisable for the implementation and administration of the Plan.

10.3 All actions taken by the Board shall be final, conclusive and binding upon any eligible Participant. No member of the Board, the Compensation Committee or other Board Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

XI. AMENDMENT AND TERMINATION.

11.1 Amendment or Termination of the Plan. The Board may at any time and may from time to time amend this Plan as it may deem advisable; provided, however the Board shall obtain shareholder approval of any amendment for which shareholder approval is required under the shareholder approval requirements imposed on the Corporation by the Listing Rules of any stock exchange on which the Common Stock is listed, including an amendment which would (i) increase the aggregate number of shares of Common Stock which may be issued under this Plan (other than increases permitted under Section 8.2), or (ii) extend the term of this Plan. The amendment of this Plan shall not, without the consent of the affected Participant, affect such Participant’s rights under an Award previously granted.

11.2 Term of Plan. No Awards shall be granted under the Plan after September 9, 2021, the tenth anniversary of the date on which the Plan became effective.

XII. NON-EXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and/or cash, and such arrangements may be either generally applicable or applicable only in specific cases.

XIII. GOVERNING LAW. The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida.

Adopted by the Board of Directors on September 9, 2011